Exhibit 99.1

Timothy M. Manganello
Chairman and
Chief Executive Officer
“We have the
financial strength
to support our
strategic initiatives
and we are driven
to succeed.”

February 2011
T O    O U R    S T O C K H O L D E R S
“Our goal is to ensure that our company’s future is secure, and to seize the opportunities that wil maximize value creation for our stakeholders.”

The year 2010 was a remarkable one for BorgWarner. The global automotive market made a solid recovery, growing over 20% in 2010 compared with 2009. During that same period, BorgWarner sales grew 43%, a clear indication that our strategy to focus on improving fuel economy and reducing emissions is a winning approach.
Last year began with tempered expectations with regard to vehicle production in Europe, our largest market. Government-sponsored incentive programs were expiring across the continent and there was little visibility with regard to true market demand. Many believed that Europe’s production volume would be lower in 2010 compared with 2009, or, at best, unchanged. In the end, European production actually grew approximately 15% in 2010 compared with 2009. In addition to the volume growth, there was a mix shift in Europe back toward vehicles with higher BorgWarner content, boosting BorgWarner’s performance. Mid-sized and large-sized vehicles, the segments in which BorgWarner has significant content, represented approximately 66% of the total number of vehicles produced in Europe in 2010, up from 62% in 2009.
The other markets in which we compete also had a strong year. Production volume in North America grew by approximately 40%, in China and India by approximately 30%, and in Japan and Korea by approximately 20%. It was a better year for the automotive industry than most people anticipated, which is a testament to the resilience of automakers, suppliers and consumers alike.
And while global production volumes made a strong recovery in 2010, there was an even stronger undercurrent of increased demand for BorgWarner technologies. Turbocharger and automatic transmission growth continued to outpace the market. Turbocharged engines, as a percentage of total engines produced, increased from 23% in 2009 to 25% in 2010. And automatic transmissions, as a percentage of total transmissions produced, increased from 43% in 2009 to 46% in 2010. Turbocharging and the conversion of manual transmissions to automatics have been strong trends in the automotive industry in recent years and we expect this to continue for years to come.
China continues to grow in importance on the world stage. Frankly, it is the most dynamic market that I’ve encountered during my 39 year automotive career. Over the past five years, China vehicle production has grown 25% per year, significantly faster than any other major automotive market. Furthermore, China is expected to continue to lead the industry in vehicle production growth for a number of years. While the Chinese market grows, its adoption of leading powertrain technologies grows as well. This phenomenon is driving accelerated growth for our business. We expect our business to grow between 20% and 25% per year in China over the next five years, faster than in any other major market. Each of our businesses has established a presence in China and we have developed relationships with domestic Chinese OEMs, such as Great Wall, First Auto Works, Shanghai Automotive Industry Corporation, Chery and many others; as well as with Chinese-Western OEM joint ventures, such as Shanghai General Motors and Shanghai Volkswagen. BorgWarner is well-positioned to enjoy significant growth in China in the coming years.
Outstanding Performance
From a performance standpoint, 2010 was a fantastic year in which BorgWarner posted record sales and record earnings. It is also noteworthy that our operating income margin, a key measure of profitability, rose to levels that we had not seen recently. These are remarkable accomplishments considering they were achieved at depressed global industry volumes.
We continue to deliver industry-leading stockholder returns. In 2010, our share price appreciated 118%, ending the year at an all-time high of $72.36. Furthermore, total shareholder return for BorgWarner stockholders over the last five years was 148%, compared with 55% for our peer group and 12% for the S&P 500, providing outstanding results for you, our stockholders.
Our growth has enabled us to create jobs. During the course of the recession we eliminated approximately 5,000 jobs, or 28% of our workforce worldwide, in an effort to manage costs downward commensurate with our drastic decline in revenue. However, I am pleased to report that approximately 3,000 jobs have been restored. Additionally, 1,200 employees joined us with our Dytech ENSA (“ENSA”) acquisition and 350 employees with our Haldex Traction Systems acquisition. As we move forward, we expect to continue to add employees judiciously to meet the growing global demand for our products.
The Benefits of a Strong Balance Sheet
During the year, our strong balance sheet and cash flow enabled us to execute a number of important initiatives:
•	We enhanced our emissions business by acquiring ENSA, a world leader in

B O R G W A R N E R    S T O C K H O L D E R S    L E T T E R    2 0 1 0            feel good
                                                                                                                                        about driving

the design and manufacture of exhaust gas recirculation (“EGR”) coolers and tubes. Those products combined with BorgWarner’s EGR valves, result in EGR systems that are complementary to BorgWarner’s turbochargers, engine timing systems and the rest of our portfolio of air management systems and components.
•	We acquired Haldex Traction Systems, a leader in advanced front-wheel drive (“FWD”), all-wheel drive (“AWD”) technology. The deal is expected to accelerate our growth in the global AWD segment as that market continues

All of this was done while maintaining our investment grade credit rating, which is a clear signal that our balance sheet remains strong and provides opportunities for the future.
Accelerating Growth
In the fall, we announced our backlog of $2.3 billion of net new business over the next three years (2011-2013), a record for our company. This backlog encompasses some of the most promising technologies and geographies in the auto sector and is representative of how BorgWarner is leading the way in important powertrain turbochargers for the BMW 535i Gran Turismo featuring a 3.0-liter six-cylinder direct-injected gasoline engine. And, our dual-clutch transmission technology will make its Chinese debut when we launch production for Shanghai Automotive later this year.
Additionally, our other product technologies continue to grow. Engine timing systems, variable cam timing, thermal systems, traditional transmission components and AWD transfer cases are all meaningful contributors to our backlog of net new business. Notably, Chrysler selected BorgWarner to supply to shift toward FWD-based vehicles. The acquisition adds industry leading FWD/AWD technologies, with a strong European customer base, to our existing Drivetrain portfolio. This enables BorgWarner to provide our global customers a broader range of AWD solutions to meet their vehicle needs.

•	We purchased over 7 million shares of treasury stock in 2010, which are intended to be used to settle our convertible debt obligations in April of 2012.

•	We issued $250 million of 10-year senior notes, taking advantage of favorable pricing in the debt markets.
developments around the world. From a product perspective, turbochargers and dual-clutch technologies remain BorgWarner’s largest growth drivers and we continue to generate important new business in each of these product families. Turbochargers for gasoline engines represent a significant share of the turbocharger backlog, which reflects the growing global trend toward downsized gasoline engines to address fuel efficiency and emissions reductions. For example, Ford selected BorgWarner’s Leading gasoline turbocharger technology for Ford’s new four-cylinder EcoBoost engine and for rear-wheel drive trucks featuring its new six-cylinder EcoBoost engine. We also supply twin scroll engine timing systems for its all-new 3.6-liter Pentastar V6 engine. And, our Cool Logic® variable speed fan drives are now standard on a number of Mack® heavy-duty commercial trucks.
The regional mix of our backlog of net new business is aligned with the pace of advanced technology adoption around the world. Forty-five percent of the backlog is in Europe which remains the epicenter of advanced development for internal combustion engines, fuel economy and emissions improvements. Thirty percent is in Asia, which continues to expand in importance, not only for its rapid growth, but also for its demand for leading edge technologies. Lastly, twenty-five percent of our backlog is in North

America, where we see intensified customer focus on programs aimed at improved fuel economy and lower emissions.
The Road Ahead
Looking ahead, we expect 2011 to be another great year for BorgWarner. Global vehicle production growth will continue, although we expect it to normalize from the pace realized in 2010. It will be another year in which BorgWarner’s sales growth should outpace the industry, which is typical for our company over the last decade.
We expect to sustain higher operating margins than historical levels. Our historical operating margin guidance range was 8.5% to 9.0%; we now expect margins to be 10.5% or better. The expectation of improved margins can be attributed to restructuring actions taken in 2008 and 2009 combined with an ongoing focus on operating efficiency.
Longer term, fuel economy and emissions improvements should remain key objectives for automakers around the world. Therefore, the adoption of downsized turbocharged engines, automatic transmissions, EGR systems and enhanced engine timing systems should continue to drive growth for our company.
As we consider our position as one of the world’s premiere automotive suppliers, we reflect on what has gotten us here and, more importantly, what will keep us here. In light of this, our senior leadership has validated eight Enterprise Strategies that will guide BorgWarner to 2020:

Enterprise Strategies
•	Accelerate the pace of INNOVATION and product leadership into new technologies, markets and geographic regions

•	Consistently drive profitable sales GROWTH at least 10 percentage points above the global industry growth rate

•	Be the supplier / strategic partner of choice for our CUSTOMERS, while meeting our company objectives

•	Realize a QUALITY operating system that focuses on zero defects

•	Continuously improve the STRUCTURAL EFFICIENCY of BorgWarner

•	Ensure we have the right TALENT in the right locations to carry out our strategies

•	Protect, nurture and sustain the unique and successful CULTURE of BorgWarner

•	Supplement organic growth with MERGERS & ACQUISTIONS to achieve our product, technology, customer and geographic goals
These strategies have been the cornerstone of BorgWarner’s success for many years, and have been re-energized for the future.
It is no coincidence that innovation and product leadership is the first strategy listed. This is the key to both our past and future success. It is at the core of the entrepreneurial BorgWarner culture and underpins everything we do. Our company mission is to improve fuel economy and reduce emissions and, as a result, no other company is better positioned to benefit from these trends than BorgWarner.
However, we know that being well-positioned today is not enough. We have to keep pushing the envelope. We have to stay in front of the powertrain technology curve. We continually watch the market and contemplate a range of potential outcomes, from the very likely to the very remote, to allow us to anticipate the next technology wave. BorgWarner has a history of predicting and “riding the wave” of the next leading powertrain technology.
Moreover, all of our success, past, present and future, is a result of the dedication and hard work of our employees. The energy, ideas and commitment that they bring to work everyday is what we call BorgWarner Pride and it is the foundation of our company. I would like to personally thank all of the employees of BorgWarner for their excellent efforts in 2010.
Our goal is to ensure that our company’s future is secure, and to seize the opportunities that will maximize value creation for our stakeholders. We have the financial strength to support our strategic initiatives and we are driven to succeed. We fully expect that the strategic decisions we make today will successfully pave the road ahead for tomorrow!
Timothy M. Manganello
Chairman and Chief Executive Officer
www.borgwarner.com

Engine Group
The Engine Group develops air management strategies and products to optimize engines for fuel efficiency, reduced emissions and enhanced performance. BorgWarner’s expertise in engine timing systems, boosting systems, ignition systems, air and noise management, cooling and controls is the foundation for this collaboration.
E N G I N E   G R O U P   S A L E S
millions of dollars

’10	$4,060.8M
’09	$2,883.2M
’08	$3,861.5M
’07	$3,761.3M
’06	$3,154.9M
K E Y     T E C H N O L O G I E S
Chain Products Global leader in the design and manufacture of chain systems for engine timing, automatic transmissions and torque transfer, including four- and all-wheel drive applications. Engine chain systems include chains, sprockets, tensioners, control arms and guides, and variable cam timing phasers.
Emissions Systems A global leader in the design and supply of exhaust gas recirculation (EGR) systems, secondary air systems (SAS), and advanced actuators for enhanced engine performance, fuel economy, and reduced emissions.
Thermal Systems Systems for thermal management designed to improve engine cooling, and reduce emissions and fuel consumption.
Turbochargers Leading designer and manufacturer of turbocharg-ers and boosting systems for passenger cars, light trucks and commercial vehicles. Systems enhance fuel efficiency, reduce emissions and enhance vehicle performance.
BERU Systems A worldwide leading supplier of diesel cold-start technology and a leading European manufacturer of ignition technology for gasoline vehicles. Electronics and sensor technology provide more comfort and stability for applications in various engine and vehicle functions.
Drivetrain Group
The Drivetrain Group harnesses a legacy of more than 100 years as an industry innovator in transmission and all-wheel drive technology. The group is leveraging its understanding of powertrain clutching technology to develop interactive control systems and strategies for all types of torque management.
D R I V E T R A I N   G R O U P   S A L E S
millions of dollars

’10	$1,611.4M
’09	$1,093.5M
’08	$1,426.4M
’07	$1,598.8M
’06	$1,461.4M
K E Y     T E C H N O L O G I E S
Torque Management Leading global designer and producer of torque distribution and management systems, including NexTrac® Torque Management devices for front-wheel drive vehicles and transfer cases for rear-wheel drive applications. These systems enhance stability, security and drivability of passenger cars, crossover vehicles, SUVs and light trucks.
Transmission Products A global designer and manufacturer of automatic transmission components and modules and supplier to virtually every major automatic transmission manufacturer in the world. Friction and mechanical products include dual clutch modules, friction clutch modules, friction plates, transmission bands, torque converter clutches, one-way clutches and torsional vibration dampers. Controls products feature electro-hydraulic solenoids for standard and high pressure hydraulic systems, transmission solenoid modules and dual clutch control modules.

BorgWarner will provide its full financial report electronically as part of its environmental initiative to conserve resources and reduce costs. For more information on the company’s financial performance and sustainability initiatives, please visit our website at www.borgwarner.com.